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                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE               CONTACT: Jay LaMarche
                                             Chief Financial Officer, ARIAD
                                             (617) 494-0400

                                             Tom Pearson (for media)
                                             Pearson Communications
                                             (610) 407-9260

                                             Eytan Apter
                                             SmallCaps Online Group, LLC
                                             (212) 554-4158

                     ARIAD ISSUES CALL NOTICE FOR REDEMPTION
                        OF COMMON STOCK PURCHASE WARRANTS

CAMBRIDGE, MA, MARCH 27, 2000 -- ARIAD Pharmaceuticals, Inc. (Nasdaq: "ARIA") today announced that it has delivered a call notice to the State Street Bank & Trust Company, as warrant agent, to redeem ARIAD's publicly traded Common Stock Purchase Warrants. The call notice establishes April 27, 2000 as the call date and specifies that the right to exercise all outstanding Warrants will expire at 5:00 p.m., New York City time, April 26, 2000. After April 26, 2000, unexercised Warrants may be presented to the warrant agent for the payment of a redemption price of $0.05 per Warrant.

A total of 2,125,225 Warrants were issued in connection with the Company's initial public offering in 1994. The Warrants are quoted separately from the Common Stock on the Nasdaq National Market under the symbol ARIAW (Nasdaq:
"ARIAW"). Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $8.40 per share. As of March 23, 2000, 2,025,036 Warrants remain outstanding.

"If all of the remaining outstanding Warrants are exercised, ARIAD would receive $17 million. Combined with our existing cash of $25 million, this provides us with an aggregate of $42 million available to fund our operations, including further development of our lead products," said Jay LaMarche, chief financial officer of ARIAD.

For a complete description of the terms of the Warrants, investors should refer to the Warrant Agreement dated May 27, 1994 filed with the Securities and Exchange Commission as an exhibit to the Company's Registration Statement on Form S-1.


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ARIAD Pharmaceuticals (www.ariad.com) is engaged in the discovery and development of gene-targeted therapeutics based on signal transduction technology. ARIAD is developing gene therapy products, regulated by small-molecule drugs, for protein and cell therapy based on its proprietary gene regulation and gene activation technologies, including the ARGENT(TM) and RAPID(TM) systems. The Company also is developing orally administered small-molecule drugs to block intracellular signaling pathways that play a critical role in major diseases, such as osteoporosis and immune-related disorders.

Some of the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks and uncertainties regarding funding that may be received upon exercise of the Warrants, as well as risks and uncertainties relating to our operations, economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on our collaborators and other factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements" in ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the Securities and Exchange Commission.